Ex 10.5
Retention Award Letter

September 13, 2023
Re: Retention Award
Dear Jared Vitemb,
As we move forward with our focus on our direct store delivery business, it is critical that key employees like you remain with Farmer Brothers (the “Company”). You possess a highly valuable skill set and knowledge, and your efforts and contributions are vital to the stability and future of the business.
The Company is offering you a special retention award in recognition of your importance to the future of the Company. I am pleased to offer you a special one-time retention bonus of $157,500 (the “Retention Bonus”). In return for your commitment to remain with the Company, the Retention Bonus will be paid to you, subject to the terms set forth on the following pages.
Please return a signed copy of this letter agreement (the “Agreement”) to Amber Jefferson, Chief Human Resources Officer, no later than Friday, September 22, 2023.
Jared we truly appreciate your previous, current and future dedicated service to Farmer Brothers.
Sincerely,
John Moore

Ex 10.5
1. Payment Date(s). The Company will the Retention Bonus as soon as administratively possible following the execution of the Agreement.
2. Clawback. You agree to repay the entire Retention Bonus to the Company within 30 days if you voluntarily resign without Good Reason or you are being terminated by the Company for Cause, in either case prior to the earlier of:
a) September 13, 2024;
b) the consummation of a sale of all or substantially all of the Company’s assets.
“Good Reason” and “Cause” shall have the same meaning as in your Executive Severance Agreement with the Company.
3. Termination without Cause, Death or Disability. If your employment is terminated by the Company without Cause due to your death or by the Company due to your having a disability (as defined by the Company’s long-term disability plan), you will be entitled to retain the full amount of the Retention Bonus.
4. Tax Withholding. The Company may withhold from the Retention Bonus such federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation. The Company is not making any warranties or representations to you with respect to the income tax consequences of the Retention Bonus. You are hereby advised to consult with your own tax advisor with respect the tax consequences to you of the Retention Bonus and, if applicable, the repayment thereof.
5. Other Benefits. The Retention Bonus is a special payment to you and will not be considered in computing the amount of salary or compensation for purposes of determining any other bonus, incentive, pension, retirement, death, or other benefit under any other bonus, incentive, pension, retirement, insurance, or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.
6. Employment at Will. The payment of the Retention Bonus (and your acceptance thereof) does not change the at-will nature of your employment relationship, which means that both you and the Company have the right to terminate your employment at any time, with or without advance notice and with or without cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time at the sole discretion of the Company.
7. Miscellaneous. You agree that you will use your best efforts to perform your duties and responsibilities to the Company. You also agree that you will keep the terms of this Agreement confidential, and will not, except as required by law, disclose the terms of this Agreement to any person other than your spouse or professional advisors (who must also keep the terms of this Agreement confidential). You further agree that you will comply with all other confidentiality and other restrictive covenants that you may be subject to under any other agreement with, or policy of, the Company or any of its affiliates. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.
ACCEPTED
Signature: _______/s/ Jared Vitemb ________________________________
Name: _____Jared Vitemb_________ Date: ___9/13/2023_______________
cc: Amber Jefferson